Exhibit 10.6

AMENDMENT

TO THE

1979 NONQUALIFIED STOCK OPTION PLAN

WHEREAS, on June 15, 2014, Medtronic, Inc. (“Medtronic”) entered into a Transaction Agreement with Covidien plc and the other parties named therein (the “Transaction Agreement”) to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”); and

WHEREAS, Medtronic maintains the Medtronic, Inc. 1979 Nonqualified Stock Option Plan, as amended (the “1979 Option Plan”); and

WHEREAS, in connection with the Transaction, the 1979 Option Plan is being assumed by Medtronic plc and certain technical changes are required in connection with the Transaction and assumption.

NOW THEREFORE, the 1979 Option Plan shall be and hereby is amended in the following respects, effective as of the Effective Time (as defined in the Transaction Agreement):

1.	References to “Medtronic, Inc.” are hereby replaced with references to “Medtronic plc”.

2.	“Company” is hereby defined to mean Medtronic plc, an Irish public limited company.

3.	“Common Stock” is hereby defined to mean ordinary shares, par value $0.0001, of the Company.

4.	“Subsidiary” is hereby defined as having the meaning set forth in section 155 of the Companies Act 1963 of the Republic of Ireland; provided that, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an entity shall not be treated as a Subsidiary unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Section 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.

5.	The following language is hereby added to the first sentence of the second paragraph of Section VII(A)(b), immediately preceeding clause (ii): “to the extent permitted by law,”.

6.	The following language is hereby added to the first sentence of the second paragraph of Section VII(A)(c): “To the extent permitted by law,”.

7.	The following language is hereby added to the end of Section VII(A)(g): “The foregoing provisions of this paragraph (g) shall be available to the Company to the extent permitted by applicable law.”

8.	The following language is hereby added to the end of the last sentence of Section VII(B)(c): “, but in any event to the extent permitted by law.”.

9.	The following sentence is hereby added to the end of Section X: “Notwithstanding the foregoing provisions of this Section X, in no event shall the price per share of Common Stock covered by each option be reduced to an amount that is lower than the nominal value of a share of Common Stock.”

10.	A new paragraph (e) is hereby added to Section XII containing the following language:

Irish Conditions for Issuance. Notwithstanding any other provision of this Plan, (a) the Company shall not be obliged to issue any shares of Common Stock pursuant to an award unless at least the par (nominal) value of such newly issued share of Common Stock has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an award is obliged to make such payment) and (b) the Company shall not obliged to issue or deliver any shares of Common Stock in satisfaction of awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Stock Option Committee.

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